Exhibit 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2016 First Quarter Financial Results

•	First quarter consolidated net sales increased 5.1% to a record $2.57 billion; Net sales from stores open more than twelve calendar months increased 9.4% in the quarter

•	Excluding acquisition costs, diluted net income per common share increased 31.2% to a record $1.81 per share in the quarter; Acquisition costs decreased EPS $.24 per share in the quarter

•	Anticipates 2Q16 sales increase of low to mid single digit percentage and EPS, excluding acquisition costs, in the range of $3.95 to $4.15; Expects 2Q16 acquisition costs to decrease EPS by approximately $.15 per share

•	Raising FY16 EPS guidance, excluding acquisition costs, to $12.50 to $12.70 per share vs. $11.16 per share in 2015; Expects FY16 costs associated with the anticipated acquisition of Valspar of $185 million to $205 million

CLEVELAND, OHIO, April 21, 2016 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2016. Compared to the same period in 2015, consolidated net sales increased $123.7 million, or 5.1%, to $2.57 billion in the quarter due primarily to higher paint sales volume in our Paint Stores and Consumer Groups. Unfavorable currency translation rate changes decreased consolidated net sales 2.8% in the quarter.

Diluted net income per common share in the quarter increased to $1.57 per share, including a $.24 per share charge from costs associated with the anticipated acquisition of Valspar, from $1.38 per share in 2015. The increase in first quarter diluted net income per common share was due primarily to improved operating results of the Paint Stores Group. Currency translation rate changes decreased diluted net income per common share by $.06 per share in the quarter.

Net sales in the Paint Stores Group increased 10.5% to $1.62 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 9.4% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $77.0 million to $253.5 million in the quarter from $176.6 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the quarter to 15.7% from 12.1% last year.

Net sales of the Consumer Group increased 7.5% to $378.1 million in the quarter due primarily to sales of HGTV HOME® by Sherwin-Williams paint to Lowe’s stores. Segment profit increased to $64.0 million in the quarter from $55.4 million last year due primarily to improved operating efficiencies and higher volume sales. As a percent to net external sales, segment profit increased in the quarter to 16.9% from 15.8% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 3.3% to $454.2 million in the quarter. Unfavorable currency translation rate changes decreased net sales by 4.7% in the quarter. Stated in U.S. dollars, segment profit increased in the quarter to $48.6 million from $38.9 million last year due primarily to decreasing raw material costs and good cost control partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes reduced segment profit $3.0 million in the quarter. As a percent to net external sales, segment profit increased in the quarter to 10.7% from 8.3% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 24.7% to $125.2 million in the quarter due primarily to unfavorable currency translation rate changes and volume declines partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 22.2% in the quarter. Stated in U.S. dollars, segment profit decreased in the quarter to a loss of $0.9 million from a profit of $9.5 million last year due primarily to increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased segment profit $6.2 million in the quarter. As a percent to net external sales, segment profit decreased in the quarter to a loss of 0.7% from 5.7% profit last year.

The Company made no open market purchases of its common stock in the three months ended March 31, 2016. At March 31, 2016, the Company had remaining authorization to purchase 11.65 million shares of its common stock through open market purchases.

Commenting on the financial results, John G. Morikis, President and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share from the continued positive sales volume and strong operating results of our Paint Stores Group and operating margin improvements in our Consumer and Global Finishes Groups. Our Paint Stores Group posted another quarter of positive operating results and architectural volume growth. Consumer Group improved its operating results through improved operating efficiencies. The HGTV HOME® by Sherwin-Williams paint program continues to drive sales improvements in Consumer Group. Our Global Finishes Group improved its operating results through improved operating efficiencies and good cost control. The Latin America Coatings Group continues to manage through the negative effects of currency devaluation and weak end market demand in some geographies.

“We continued to invest in our business by opening thirteen net new locations in the Paint Stores Group in the first three months. On March 20, 2016, the Company was pleased to report that it had entered into an agreement to purchase the Valspar Corporation. During the quarter, we increased the dividend rate to $.84 from $.67 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the second quarter, we anticipate our consolidated net sales will increase a low to mid single digit percentage compared to last year’s second quarter. At that anticipated sales level, we estimate diluted net income per common share in the second quarter of 2016, excluding acquisition costs, to be in the range of $3.95 to $4.15 per share compared to $3.70 per share earned in the second quarter of 2015. We anticipate costs related to the anticipated acquisition of Valspar to decrease diluted net income per common share by approximately $.15 per share in the second quarter 2016. For the full year 2016, we expect consolidated net sales to increase by a low single digit percentage compared to full year 2015. With annual sales at that level, we are raising our guidance that diluted net income per common share for 2016, excluding acquisition costs, will be in the range of $12.50 to $12.70 per share compared to $11.16 per share earned in 2015. We expect costs related to the anticipated acquisition of Valspar to be $185 million to $205 million in 2016.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2016, at 11:00 a.m. EDT on Thursday, April 21, 2016. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 21st release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 5, 2016 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following table reconciles diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the Valspar acquisition costs for the quarter ended March 31, 2016, and anticipated diluted net income per common share computed in accordance with U.S. GAAP to anticipated diluted net income per common share excluding the Valspar acquisition costs for the quarter and year ended June 30, 2016 and December 31, 2016, respectively.

	Three
	Months	Three Months Ended		Year Ended
	Ended	June 30, 2016		December 31, 2016
	March 31,	(guidance)		(guidance)
	2016	Low	High	Low	High
Consolidated diluted net income per common share	$1.57	$3.80	$4.00	$11.17	$11.50
Valspar acquisition costs diluted net charge per common share	$.24	$.15	$.15	$1.33	$1.20
Diluted net income per common share excluding Valspar acquisition costs	$1.81	$3.95	$4.15	$12.50	$12.70

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to complete the planned acquisition of The Valspar Corporation, or Valspar, if at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of cost synergies and the timing thereof for the planned acquisition of Valspar; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2016	2015
Net sales	$2,574,024	$2,450,284
Cost of goods sold	1,312,279	1,317,835
Gross profit	1,261,745	1,132,449
Percent to net sales	49.0%	46.2%
Selling, general and administrative expenses	1,002,355	929,197
Percent to net sales	38.9%	37.9%
Other general expense (income) - net	17,554	(1,673)
Interest expense	25,732	12,351
Interest and net investment income	(487)	(422)
Other expense (income) - net	226	(245)

Income before income taxes	216,365	193,241
Income taxes	69,237	61,837

Net income	$147,128	$131,404

Net income per common share:
Basic	$1.61	$1.42
Diluted	$1.57	$1.38
Average shares outstanding - basic	91,475,860	92,740,059

Average shares and equivalents outstanding - diluted	93,548,234	95,278,725

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 21st release.